CENTURA FUNDS, INC.
                        CENTURA MONEY MARKET FUND
                    CLASS A SHARES AND CLASS C SHARES
                  3435 STELZER ROAD COLUMBUS, OHIO 43219

                    GENERAL AND ACCOUNT INFORMATION:
                              (800) 442-3688
                          CENTURA BANK - ADVISER
             BISYS FUND SERVICES -- ADMINISTRATOR AND SPONSOR
              CENTURA FUNDS DISTRIBUTOR, INC. - DISTRIBUTOR

This Prospectus describes Centura Money Market Fund ("Fund"), one of six portfolios ("Portfolios") comprising Centura Funds, Inc. (the "Company"), a registered open-end management investment company advised by Centura Bank (the "Adviser").

This Prospectus relates to Class A shares, which are sold to the public as an investment vehicle for individuals, institutions, corporations and fiduciaries, and Class C shares, which are available only to certain institutional investors. Class A shares bear certain expenses related to their distribution, calculated at an annual rate and based on a percentage of the average daily net assets of the class. Class C shares do not bear such expenses.

SHARES OF THE FUND ARE NOT DEPOSITS OR OBLIGATIONS OF, OR GUARANTEED OR ENDORSEDBY, ANY BANK, AND FUND SHARES ARE NOT FEDERALLY INSURED BY THE FEDERAL DEPOSITINSURANCE CORPORATION, THE FEDERAL RESERVE BOARD, OR ANY OTHER AGENCY.INVESTMENTS IN MUTUAL FUNDS, SUCH AS THE FUNDS, INVOLVE RISK, INCLUDING POSSIBLELOSS OF PRINCIPAL. THE FUND ATTEMPTS TO MAINTAIN THE VALUE OF ITS SHARES AT ACONSTANT $1.00 PER SHARE, ALTHOUGH THERE CAN BE NO ASSURANCES THAT IT WILLALWAYS BE ABLE TO DO SO.

This Prospectus sets forth concisely the information a prospective investor should know before investing in the Fund and should be read and retained for information about the Fund.

A Statement of Additional Information (the "SAI"), dated April 29. 1998, containing additional and more detailed information about the Fund and the other Portfolios, has been filed with the Securities and Exchange Commission ("SEC") and is hereby incorporated by reference into the Prospectus. It is available without charge and can be obtained by writing or calling the Funds at the address and information numbers printed above.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIESAND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THESECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSEDUPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THECONTRARY IS A CRIMINAL OFFENSE.

The Date of this Prospectus is April 29, 1998.

FEE TABLE
                                                         Class A      Class C
Shareholder Transaction Expenses
Maximum Sales Charge Imposed on Purchases
  (as a percentage of offering price)...................  None         None
Maximum Sales Charge Imposed on Reinvested Dividends
  (as a percentage of offering price)...................  None         None
Deferred Sales Charge (as a percentage of
  redemption proceeds)*.................................  None         None
Exchange Fees...........................................  None         None

Annual Fund Operating Expenses
  (as a percentage of average net assets annualized)
Management Fees ........................................  0.30%        0.30%
12b-1 Fees (after waiver)**.............................  0.25%        None
Other Expenses (After Waiver)**.........................  0.32%        0.32%
Total Portfolio Operating Expenses***...................  0.87%        0.62%
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* Shareholders who redeem shares by wire may be charged a fee by the banks receiving the wire payments on their behalf. (See "Redemption of Fund
  Shares.")
** Under rules of the National Association of Securities Dealers, Inc. (the
   "NASD"), a 12b-1 fee may be treated as a sales charge for certain purposes under those rules. Because the 12b-1 fee is an annual fee charge against the assets of a Fund, long-term shareholders may pay more sales charges in the form of 12b-1 fees than the economic equivalent of the maximum front-end sales charge permitted by rules of the NASD. The 12b-1 fees in the above Fee Table represent fees anticipated to be paid by the Fund. Class A shares of each Fund are permitted to pay 12b-1 fees up to 0.50%. However, the Distributor has undertaken to limit 12b-1 fees to 0.25% for Class A shares of the Fund for the current fiscal year. See "Management of the Funds -- The Distributor."
*** Absent the reduction of the limitation applicable to 12b-1 fees, "Total
    Portfolio Operating Expenses" for Class A shares would be 1.12%,.

Example*
An investor would pay the following expenses on a $1,000 investment, assuming 5% annual return:

                                                         Class A      Class C
Assuming complete redemption at the end of each time period:
  1 year................................................  $ 9          $ 6
  3 years...............................................  $28          $20
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* This example should not be considered a representation of future expenses which may be more or less than those shown. The assumed 5% annual return is hypothetical and should not be considered a representation of past or future annual return. Actual return may be greater or less than the assumed amount.